Exhibit No. 99.1

Erie Indemnity Reports Second Quarter 2005 Results

Erie, Pa., August 3, 2005 — Erie Indemnity Company (Nasdaq: ERIE) today announced results for the second quarter 2005:

•	Net income increased by 33.7 percent to $76.2 million, up from $57.0 million at June 30, 2004.

•	Net income per share increased by 36.0 percent to $1.10 per share, compared to $.81 per share in the comparable quarter for 2004.

•	Net income, excluding net realized gains or losses on investments and related federal income taxes, increased by 27.7 percent to $70.2 million, or $1.01 per share, up from $55.0 million, or $.78 per share, for the same period one year ago.

•	Management fee revenue decreased less than one percent to $254.4 million, from $256.1 million for the same period one year ago.

•	The reported statutory combined ratio for the Property and Casualty Group decreased to 87.9 for the second quarter of 2005, compared to 93.2 in the same period in 2004.

•	The GAAP combined ratio for the Company was 90.9 in the second quarter 2005 compared to 109.5 for the same period in 2004.

“The strong momentum we’ve gained in our improved underwriting profitability continues. This positions us favorably for the ongoing profitable growth of our company,” said Jeffrey A. Ludrof, president and chief executive officer. “The improvement has enabled the Company to implement pricing and marketing actions that will help us attract and retain desirable business. With a stabilized retention rate and signs of stronger unit growth, we’re looking forward to capitalizing on the plans we are implementing in the second half of the year.”

Details of Second Quarter 2005 Results

Management operations

Management fee revenue totaled $254.4 million for the quarter ended June 30, 2005, compared to $256.1 million for the same period one year ago. Direct written premiums of the Property and Casualty Group, upon which the management fee is based, decreased 1.1 percent in the second quarter of 2005 to $1.1 billion. This decline is a result of the anticipated reduction in policies in force as part of the Company’s reunderwriting program conducted over the past two years. While the Company’s total number of policies in force is down slightly, the decline has moderated, and since the end of the first quarter of 2005 the Company has recognized policy growth in both personal and commercial lines of business.

The average premium per policy increased 3.7 percent to $1,061 for the 12 months ended June 30, 2005, from $1,022 for the 12 months ended June 30, 2004. The average premium per personal lines policy increased 3.3 percent while commercial lines average premiums increased 4.2 percent for the 12 months ended June 30, 2005. The private passenger auto average premium per policy increased 2.4 percent to $1,186 for the 12 months ended June 30, 2005, from $1,158 for the 12 months ended June 30, 2004.

Management fees are returned to the Exchange when policies are cancelled mid-term and unearned premiums are refunded. The Company records an estimated allowance for management fees returned on mid-term policy cancellations. Management fee revenues were increased by $1.1 million and $2.8 million in the second quarters of 2005 and 2004, respectively, due to changes (decreases) in the allowance. The 2005 allowance adjustment reflects a leveling off of cancellations evidenced by policy retention ratios of 88.3 percent at both June 30, 2005, and March 31, 2005, and 88.4 percent at December 31, 2004.

Rate increases filed by the Property and Casualty Group for certain lines of business in various states were sought to offset growing loss costs in those lines in 2003 and 2004. The effect of rate increases attained in 2004 offset by 2005 pricing actions approved, filed, awaiting approval or contemplated through June 30, 2005, is anticipated to result in a net decrease in written premiums of $10.1 million in 2005. The Company’s improving loss experience has resulted in a moderation in pricing, which is expected to continue through the second half of 2005. This should further enhance the Company’s competitive position in all markets. In 2006, the Company anticipates implementing additional rate interactions in personal auto and home.

The cost of management operations increased 2.8 percent for the second quarter of 2005 to $198.1 million from $192.7 million during the second quarter of 2004, primarily due to increases in personnel costs and insurance scoring costs. For the six months ended June 30, 2005, the cost of management operations grew by 3.3 percent to $375.8 million compared to $364.0 million for the same period a year ago. Commissions to independent agents, which are the largest component of the cost of management operations, were impacted by the 1.1 percent decrease in the direct written premiums of the Property and Casualty Group in the second quarter of 2005 and the reduction in certain commercial commission rates.

Insurance underwriting operations

The Property and Casualty Group’s reported statutory combined ratio was 87.9 percent and 93.2 percent for the second quarters of 2005 and 2004, respectively. The reported statutory combined ratio of the Property and Casualty Group was 87.4 percent and 96.7 percent for the six months ended June 30, 2005 and 2004, respectively. The improvement in 2005 underwriting results reflects the impact of the underwriting profitability initiatives implemented in 2003 and 2004 to help offset severity increases and manage exposure growth.

Prior to the third quarter 2004, reserve estimates were reviewed quarterly but seasonal fluctuations in loss reserves were recognized over the balance of the year. Since then, seasonal fluctuations in the Property and Casualty Group’s underwriting results have been recognized in the quarterly results in which they occurred. Generally, the second quarter of the fiscal year has higher non-catastrophe claim volume than the first quarter, which is typically the lowest claim volume of the year. As underwriting losses are seasonally higher in the second and fourth quarters, the Property and Casualty Group’s combined ratio generally increases as the year progresses. The seasonal increase in claim volume in the second quarter of 2005 contributed 4.3 points to the statutory combined ratio. The impact of seasonal fluctuations was offset by positive development of prior accident year losses, which improved the Property and Casualty Group’s statutory combined ratio by 3.1 points in the second quarter of 2005 (excluding the effects of prior year salvage and subrogation collected). Catastrophe losses incurred by the Property and Casualty Group have not been significant in 2005. The positive development of prior accident years and lower catastrophe losses, coupled with improving underwriting, resulted in lower losses at June 30, 2005, compared to June 30, 2004.

The GAAP combined ratio for the Erie Indemnity Company was 90.9 in the second quarter 2005 compared to 109.5 for the same period in 2004. The Company’s insurance underwriting operations recorded an underwriting gain of $4.9 million in the second quarter of 2005, compared to a $4.9 million underwriting loss in the second quarter of 2004. For the first six months of 2005, the Company’s insurance underwriting operations generated income of $11.2 million, compared to underwriting losses of $6.4 million for the six months ended June 30, 2004. The improvement in underwriting operations is a result of the initiatives implemented to focus on underwriting profitability, low catastrophe losses and favorable development of prior accident year losses. During the second quarters 2005 and 2004, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $.2 million and $1.2 million, respectively, and contributed .4 points and 2.3 points to the GAAP combined ratio, respectively.

Investment operations

Net revenue from investment operations increased 71.3 percent to $70.2 million from $41.0 million for the first six months of 2005 and 2004, respectively. The increase in earnings was primarily a result of a $14.2 million adjustment made to record a limited partnership market value adjustment to equity in earnings of limited partnerships, of which $9.4 million, or $.09 per share-diluted related to 2004 and prior years. These market value adjustments were previously recorded as a component of shareholders’ equity, and resulted in an increase in net income of $.13 per share-diluted in the second quarter of 2005. Sales of common equity securities in the second quarter of 2005 drove the $6.2 million increase in net realized gains on investments.

There were impairment charges of $1.0 million included in net realized gains or losses on equity investments in the second quarter of 2005 primarily related to equity investments in the consumer products industry. There were no impairment charges on fixed maturities in the second quarter of 2005. For the six months ended June 30, 2005, there were impairment charges of $1.5 million on fixed maturities and $1.1 million on equity securities. There were no impairment charges on fixed maturity or equity securities in the first half of 2004.

Equity in earnings of limited partnerships totaled $20.6 million in the second quarter of 2005, compared to equity in earnings of limited partnerships of $1.5 million in the second quarter of 2004. Private equity and fixed income limited partnerships generated earnings of $12.9 million in the second quarter of 2005, compared to earnings of $0.1 million in the second quarter of 2004. Real estate limited partnerships reflected earnings of $7.7 million and $1.4 million in the second quarters of 2005 and 2004, respectively.

The Company’s earnings from its 21.6 percent equity ownership of EFL increased 4.3 percent to $1.5 million for the second quarter of 2005.

During the second quarter of 2005, the Company repurchased 223,930 shares of its outstanding Class A common stock in conjunction with the stock repurchase plan that was authorized in December 2003. The shares were purchased at a total cost of $11.6 million, or an average price per share of $51.64. The plan allows the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. Since the inception of the stock repurchase plan in January 2004, the Company has repurchased 1,654,423 shares at a total price of $80.2 million or an average price of $48.50 per share.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at <http://www.erieinsurance.com>

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.